Exhibit 5.1

[LOEB & LOEB LLP LETTERHEAD]

August 15, 2014

LiveDeal, Inc.

325 East Warm Springs Road

Suite 102

Las Vegas, NV 89119

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a registration statement on Form S-8 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of 1,800,000 shares of Common Stock, $0.001 par value per share (the “Shares”), of LiveDeal, Inc., a Nevada corporation (the “Company”), that may be issued pursuant to the Company’s 2014 Omnibus Equity Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Nevada and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP